Exhibit 10
                                LICENSE AGREEMENT

License Agreement made this 15th day of July, 1998 by and between NCT Hearing Products, Inc., a Delaware corporation with offices at 1025 West Nursery Road, Linthicum, Maryland 21090, USA, hereinafter referred to as ("Licensee") and Noise Cancellation Technologies, Inc., a Delaware corporation with offices at 1025 West Nursery Road, Linthicum, Maryland 21090, USA, ("NCT").

WHEREAS Licensee is engaged in the design, development, manufacture and marketing of headset, headphone and other hearing products for various markets around the world; and

WHEREAS NCT is engaged in the development of Active Wave Management and related technologies that have been applied to various fields and industries, and is the owner of certain United States and foreign patents covering various aspects of such technologies, which both parties believe can be applied to hearing products; and

WHEREAS Licensee is desirous of obtaining an exclusive license from NCT to develop, make, use, and sell hearing products incorporating NCT technology;

NOW THEREFORE, in consideration of the mutual covenants contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.  DEFINITIONS
As used herein, the terms described below have the following meanings.

1.1 "Affiliate" shall mean any legal entity which directly or indirectly, is controlled by, is in control of, or under common control with the legal entity with reference to which the term "Affiliate" is used.

1.2 "Confidential Information" shall mean the information described in Article 5 below and shall include any and all samples, models, prototypes, drawings, specifications, formulas, algorithms, software, operating techniques, processes, data, technical and other information, including any information relating to the status of research or other investigations being conducted, whether given in writing, orally, or in magnetic or other electronic processing form to the extent that such information is not in the public domain through other than a breach of this Agreement.

1.3 "Improvement" shall mean any improvement, further invention, enhancement, derivative product, technology, software, firmware, mask work, trade secret, know-how, patent, patent application or other intellectual property making use of, extending, based upon or relating to: (a) the Licensed Patents or other NCT patents, the Licensed Technology or other NCT technology or any combination thereof (hereinafter "NCT Improvements") or (b) Licensee Technology (hereinafter "Licensee Improvements") provided however, that no Sponsor Technology shall be deemed an Improvement.

1.4 The uncapitalized term "know-how", in general, shall have its usual and accepted meaning, that is, inter alia, all factual knowledge and information not capable of precise, separate description but which, in an accumulated form, after being acquired as the result of trial and error, gives to the one acquiring it an ability to produce and market something which one otherwise would not have known how to produce and market with the same accuracy or precision necessary for commercial success.

1.5 "Licensed Patents" shall mean all those patents and patent applications owned by or licensed to NCT described in Exhibit A hereto and licensed to Licensee under Article 2 below including any continuations, continuations-in-part, divisions, extensions, reissues, re-examinations or renewals of any of the foregoing.

1.6 "Licensed Product" shall mean a specific hearing product embodying, employing, based on or derived from all or part of the Licensed Patents and/or the Licensed Technology.

1.7 "Licensed Technology" shall mean that unpatented technology owned by or licensed to NCT described in Exhibit B hereto and licensed to Licensee under Article 2 below.

1.8 "Licensee Technology" shall mean any and all existing and future technology, now or hereinafter owned or licensed by or to Licensee and/or its Affiliates (other than Licensed Patents and Licensed Technology), including without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, formulas, specifications, drawings, machinery and apparatus, patents, patent applications, copyrights and other intellectual property relating thereto.

1.9 "Market" shall mean the worldwide market for hearing products but excluding those markets, if any, licensed to others on an exclusive basis by NCT prior to the date hereof.
1.10 "NCT Technology License" shall mean the license to the Licensed Patents and the Licensed Technology granted by NCT to Licensee under Article 2 of this Agreement.

1.11 "Net Revenues" means the actual revenues received by Licensee from its sale, lease or distribution of Licensed Products minus allowances for commissions and trade discounts.

1.12 "Sponsor Technology" shall mean with respect to a party hereto (i) all existing and future technology owned or licensed by or to a party and/or its Affiliates which, by virtue of contract restrictions binding on such party, cannot be disclosed or transferred to the other party hereto on the same terms and conditions as Licensed Technology or Licensee Technology, as the case may be; and (ii) all existing and future technology which results from the combination of a party's technology and a third party's technology, and which by virtue of contract restrictions binding on the party in question, cannot be disclosed or transferred to the other party hereto on the same terms and conditions as Licensed Technology or Licensee Technology, as the case may be.

1.13 "Technical Information" shall mean technical, design, engineering, and manufacturing information and data pertaining to the design, manufacture, commercial production and distribution of Licensed Products and components and parts thereof in the form of designs, prints, plans, material lists, drawings, specifications, instructions, reports, records, manuals, other written materials, computer programs and software and other forms or media relating thereto.

1.14 The uncapitalized term "technology", in general, shall have its usual and accepted meaning and shall include without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, formulas, specifications, drawings, machinery and apparatus, patents, patent applications, copyrights and other intellectual property relating thereto.

1.15 "Third Party Rights" shall mean rights in, to or under the Licensed Patents and the Licensed Technology heretofore granted by NCT to third parties and the rights thereto of their respective permitted sublicensees, assigns and successors.

ARTICLE 2. The NCT Technology LICENSE
2.1 License to NCT Patents and NCT Technology. Subject to the terms and conditions of this Agreement, NCT hereby grants to Licensee a license to make, have made, use, sell and/or have sold Licensed Products which incorporate or embody, or are covered or claimed by, or are based on one or more of the Licensed Patents and/or Licensed Technology.

2.2 Limitations. The NCT Technology License shall be exclusive as against all others for the manufacture, use and sale of Licensed Products in the Market throughout the World subject to the Third Party Rights. Said License is limited to: (a) the manufacture, use and sale of Licensed Products and (b) the Market and NCT retains the unrestricted right to manufacture, use and sell Licensed Products and to license others to do so provided, that neither NCT nor any such licensee shall have any right to sell Licensed Products in the Market. NCT also retains the right to manufacture, use and sell products other than Licensed Products in the Market and to license others to do so.

2.3 Sublicensing. The rights and licenses granted hereunder may be sublicensed, by Licensee to any third party provided any such sublicense prohibits further sublicensing without NCT's prior written consent in each instance. Licensee also shall have the right to have Licensed Products manufactured for it by others but only under nondisclosure agreements implemented in accordance with the provisions of Articles 4 and 5 hereof.

2.4 Acceptance. Licensee hereby (i) accepts the rights under the NCT Technology License granted to it by NCT under this Article 2, and (ii) acknowledges that the rights that NCT has granted to Licensee hereunder are limited to the manufacture, use and sale of Licensed Products in the Market and are subject to the further limitations that may be described elsewhere in this Agreement.

2.5 Patent and Copyright Notices. Licensee shall mark each Licensed Product sold, leased, distributed or otherwise transferred and shall cause all licenses, contracts and agreements with other parties for the sale, lease, distribution, use or other disposition of Licensed Products to contain a provision requiring, if feasible, such other parties to mark each Licensed Product with a suitable legend identifying the Licensed Patents and Licensed Technology with the appropriate patent or copyright notice, as the case may be. If the Licensed Product is too small to have a legend placed on it, Licensee will use all reasonable efforts to have a legend placed on the software and/or packaging.

2.6 Product Marking. Licensee shall prominently mark each Licensed Product sold, leased, distributed or otherwise transferred and shall cause all licenses, contracts and agreements with other parties for the sale, lease, distribution, use or other disposition of Licensed Products to contain a provision requiring, if feasible, such other parties to prominently mark each Licensed Product with a suitable legend identifying the Licensed Product as being a product which incorporates NCT's flat panel transducer technology and including such words and logos as NCT may reasonably request. If the Licensed Product is too small to have such a legend placed on it, Licensee will use all reasonable efforts to have such a legend placed on the software and/or packaging.

ARTICLE 3.  LICENSE FEE AND ROYALTIES
3.1 License Fee. Upon the execution of this Agreement, Licensee shall pay NCT $3,000,000 as a non-refundable license fee in partial consideration of the rights granted hereunder.

3.2 Unit Royalties. Licensee shall pay NCT the royalties listed on Schedule C with respect to Licensee's sale, lease, distribution or other transfer of Licensed Products.

3.3 Sublicensing Royalties. Licensee shall pay NCT the royalties listed on Schedule C with respect to sublicenses granted by Licensee for the manufacture, use, sale, lease or other disposition or distribution of Licensed Products.

3.4 Payment. Royalties payable under Sections 3.2 and 3.3 above shall be paid to NCT within forty-five (45) days from the end of the quarter of each calendar year as provided in Article 7. Licensee agrees that NCT may inspect its royalty/revenue records once a year upon thirty (30) days notice, at NCT's own expense.

ARTICLE 4.  DISCLOSURE OF INFORMATION, DATA AND KNOW-HOW
4.1 Disclosure. The parties shall disclose to each other such appropriate Technical Information as may be reasonably required to accomplish the purposes of this Agreement. It is agreed, however, that neither party shall be obligated to disclose information, the disclosure of which has been restricted by a third party, provided, however, if such information is required in order to achieve the purposes of this Agreement, the party which holds such information shall inform the other and use its best efforts to obtain permission, which may consist of a license, from the applicable third party to use such information for such purposes.

4.2 Treatment. All disclosed Technical Information which is Confidential Information (as defined in Article 5 below) shall be kept confidential by the receiving party in accordance with the further provisions of Article 5 below and will remain the property of the disclosing party.

ARTICLE 5.  CONFIDENTIALITY

5.1 Definitions. Each party possesses and will continue to possess confidential information relating to its business and technology which it believes has substantial commercial and scientific value in the business in which it is engaged ("Confidential Information"). Subject to Section 5.4, Confidential Information includes, but is not limited to, Technical Information, trade secrets, processes, formulas, data, know-how, discoveries, developments, designs, improvements, inventions, techniques, marketing plans, strategies, forecasts, new products, software documentation, unpublished financial statements, budgets, projections, licenses, prices, costs, customer lists, supplier lists and any other material regarded by the party possessing it to be confidential, proprietary or a trade secret. In order to be afforded protection under this Article 5 tangible forms of Confidential Information must be identified as such at the time of disclosure and marked "Confidential Information", "Proprietary Information" or in some other reasonable manner to indicate it is confidential. Any Confidential Information disclosed between the parties hereto orally or visually, in order to be subject to this Agreement, shall be so identified to the receiving party at the time of disclosure and confirmed in a written summary appropriately marked as herein provided within ten (10) days after such oral or visual disclosure.

5.2 Treatment. Each party shall during the term of this Agreement and for a period of five (5) years thereafter, hold in confidence and not disclose to third parties except as specifically permitted under this Section 5.2 and Section 5.4 below any and all Confidential Information of the other party disclosed directly or indirectly to it by the other party.

      Each party shall take the following minimum safeguards with respect to the Confidential Information of the other party:

      (a) only those of its employees who need to receive the other party's Confidential Information in order to carry out the purposes of this Agreement shall have access to such information and such access shall be limited to only so much of such information as is necessary for the particular employee to properly perform his or her functions;

      (b) all documents, drawings, writings and other embodiments which contain Confidential Information of the other party shall be maintained in a prudent manner in a secure fashion separate and apart from other information in its possession and shall be removed therefrom only as needed to carry out the purposes of this Agreement;

      (c)   all  documents,   drawings,   writings  and  other   embodiments  of
            information the security or safekeeping of which are subject to governmental regulations shall be kept in accordance with those regulations;

      (d) in no event shall a party receiving Confidential Information of the other party disassemble, reverse engineer, re-engineer, redesign, modify or alter any Confidential Information which it has received from the other party or attempt any of the foregoing without first obtaining the written consent of such other party in each instance.

      (e) all employees and contractors who shall have access to Confidential Information of the other party shall be under written obligation to it; (i) to hold in confidence and not disclose all Confidential Information made available to them in the course of their employment in a manner equivalent to that set forth herein;
            (ii) to use such Confidential Information only in the course of performing their employment duties; and (iii) to assign to their employer or the party retaining them all inventions or improvements relating to their employer's business and conceived while in their employer's employ unless such assignment is prohibited by applicable law.

      Notwithstanding the foregoing, a party receiving Confidential Information of the other party may disclose to its subcontractors and material and component suppliers so much of such Confidential Information as is necessary to enable such party to perform its duties and obligations related to the accomplishment of the purposes of this Agreement provided that such subcontractors and suppliers are obligated to such party in writing; (i) to hold in confidence and not disclose such information in a manner equivalent to that set forth herein; and (ii) not to use such information except as authorized by such party.

      In no event shall the party receiving Confidential Information of the other party disassemble, reverse engineer, re-engineer, redesign, decrypt, decipher, reconstruct, re-orient, modify or alter any Confidential Information of the disclosing party or any circuit design, algorithm, logic or program code in any of the disclosing party's products, models or prototypes which contain Confidential Information or attempt any of the foregoing without first obtaining written consent of the disclosing party in each instance.

5.3 Return. All documents, drawings, writings and other embodiments of a party's Confidential Information, as well as those produced, created or derived from the disclosing party's Confidential Information which incorporate the disclosing party's Confidential Information and all copies thereof shall be returned promptly to it by the other party upon the termination of this Agreement provided that the parties shall continue to be bound by the provisions of Section 5.2 above.

5.4   Exclusions.  Confidential Information shall not include information that;

      (a) was at the time of disclosure in the public domain through no fault of the party receiving it;

      (b) becomes part of the public domain after disclosure to the party receiving it through no fault of such party;

      (c) was in the possession of the party receiving it (as evidenced by written records) at the time of disclosure and was not acquired directly or indirectly from the other party, or a third party, as the case may be, under a continuing obligation of confidence of which the party receiving it was aware;

      (d) was received by the party receiving it (as evidenced by written records) after the time of disclosure hereunder from a third party who did not require it to be held in confidence and who did not acquire it directly or indirectly from the other party under a continuing obligation of confidence of which the party receiving it was aware;

      (e) required by law or the rules of any relevant securities exchange to be disclosed, but only to the extent of such required disclosure; provided, that a party required to so disclose Confidential Information shall use best efforts to notify the other party of such potential disclosure so that such party may seek a protective order or other remedies to maintain in confidence any such Confidential Information; or

      (f) was developed independently by the receiving party and without the use of any Confidential Information received from the disclosing party under this Agreement.

      (g) is Confidential Information of the disclosing party which the disclosing party has disclosed to third parties without restrictions on use and disclosure comparable to those contained in this Article 5.

ARTICLE 6.  IMPROVEMENTS
6.1 NCT Improvements. In the event that Licensee individually or together with NCT discovers, develops or creates any NCT Improvements during the term of this Agreement, Licensee promptly shall grant and assign, on a quitclaim basis, all of its rights of ownership in such NCT Improvements to NCT, whether such NCT Improvements are patentable or non-patentable under the laws of any country, subject to any governmental approvals that may be required for such grant back and assignment, it being understood that any such NCT Improvements that are not made the subject of a patent shall constitute part of the Licensed Technology licensed to Licensee hereunder and that any such NCT Improvements that are made the subject of a patent shall constitute one of the Licensed Patents licensed to Licensee hereunder.

      In the event that NCT individually discovers, develops or creates any NCT Improvements during the term of this Agreement which make use of, extend, are based upon or relate to the Licensed Patents or the Licensed Technology, then any such NCT Improvement that is not made subject of a patent shall constitute part of the Licensed Technology licensed hereunder and any such NCT Improvement that is made the subject of a patent shall constitute a Licensed Patent licensed hereunder.

6.2 Licensee Improvements. In the event that NCT individually or together with Licensee discovers, develops or creates any Licensee Improvements during the term of this Agreement, NCT promptly shall grant and assign, on a quitclaim basis, all of its rights of ownership in such Licensee
      Improvements to Licensee, whether such Licensee Improvements are patentable or non-patentable under the laws of any country, subject to any governmental approvals that may be required for such grant back and assignment.

6.3 Joint Discoveries. In the event that Licensee and NCT jointly discover, develop or create any intellectual property whether patentable or non-patentable that is not an Improvement or is an Improvement not covered by either Section 6.1 or 6.2 above, all rights and interest in and to such intellectual property shall be owned equally by Licensee and NCT and each party hereby grants to the other a royalty free, perpetual, irrevocable license to use and exploit any such intellectual property.

6.4 Dual Improvements. In the event Licensee and NCT jointly discover, develop or create any intellectual property whether patentable or non-patentable that is or could be an Improvement under both Sections 6.1 and 6.2 above, all rights and interest in and to such intellectual property shall be owned equally by Licensee and NCT and each party hereby grants to the other a royalty free, perpetual, irrevocable license to use and exploit any such intellectual property.

6.4 Individual Discoveries. In the event that either Licensee or NCT individually discover, develop or create any intellectual property whether patentable or non-patentable, that is not an Improvement or is an Improvement not covered by either Section 6.1 or 6.2 above, all rights and interest in and to such intellectual property shall be owned by the party discovering, developing or creating the same.

6.5 Further Assurances. The parties shall take all action legally permitted that may be necessary or appropriate to assure full compliance with the provisions of this Article 6 notwithstanding the fact that intellectual property covered by this Article 6 may be discovered, developed or created by an employee of one of the parties hereto.

ARTICLE 7.  PAYMENTS, REPORTS AND RECORDS
Royalties shall be due and payable in U.S. dollars in immediately available New York, New York funds within forty-five (45) days after the last business day of each March, June, September and December of each calendar year during the term of this Agreement. If requested by NCT, Licensee shall direct its independent certified public accountants at Licensee's expense to provide NCT with a certified written royalty report (the "Royalty Report") for each calendar year of this Agreement within sixty (60) days of the end of each calendar year of this Agreement. Such Royalty Reports shall be prepared in accordance with the standard reporting procedures of such independent certified public accountants applied in a consistent manner. A similar Royalty Report shall be rendered and royalty payment shall be made within sixty (60) days after termination of this Agreement.

ARTICLE 8.  TERM
The term of this Agreement shall begin on the date hereof and, unless extended or earlier terminated by the written agreement of the parties or the provisions of Article 9 below, shall expire immediately upon either: (i) with respect to rights granted under any patent hereunder, the expiration of that patent under applicable law; or (ii) with respect to the other rights granted hereunder, upon the expiration of the last to expire of the patents licensed hereunder.

ARTICLE 9.  TERMINATION
9.1 General. This Agreement may be terminated prior to the end of the term provided in Article 8 above under any of the following provisions of this Article.

9.2 Breach. In the event of a material breach of this Agreement, if the defaulting party fails to cure the breach within thirty (30) days, in the case of a breach involving non-payment of amounts to be paid hereunder, or sixty (60) days, in the case of any other kind of breach following its receipt of written notice from the non-defaulting party specifying the nature of the breach and the corrective action to be taken, then the non-defaulting party may terminate this Agreement forthwith by delivering its written declaration to the defaulting party that this Agreement is terminated; provided any payment default will require the defaulting party to pay interest in order to cover the default at the rate of the then current prime rate at The Chase Manhattan Bank N.A.

9.3 Insolvency. If one of the parties becomes bankrupt or insolvent, or files a petition therefor, or makes a general assignment for the benefit of creditors, or otherwise seeks protection under any bankruptcy or insolvency law, or upon the appointment of a receiver of the assets of a party ("defaulting party") then the other party shall have the right to immediately terminate this Agreement upon written notice to the defaulting party provided, in any such instance, that said right of termination shall be postponed for as long as the defaulting party continues to conduct its business in the ordinary course.

9.4 Survival. Notwithstanding the termination of this Agreement under any of the provisions of this Article 9, the terms and conditions of Articles 4 and 5, and those pertaining to the ownership of rights acquired under
      Article 6 shall survive termination of this Agreement and shall continue to be applicable and govern the parties with respect to the subject matter thereof.

9.5   Document Return.  Each party shall return to the other party within thirty
      (30)  days of the  date of  termination  under  either  Article  8 or this
      Article 9 all of the Technical Information and other Confidential Information, received pursuant to this Agreement together with all other tangible property received for the implementation of this Agreement.

ARTICLE 10.  FORCE MAJEURE
In the event of enforced delay in the performance by either party of obligations under this Agreement due to unforeseeable causes beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of the government, acts of the other party, fires, floods, strikes, freight embargoes, unusually severe weather, or delays of subcontractors due to such causes (an "Event of Force Majeure"), the time for performance of such obligations shall be extended for the period of the enforced delay; provided that the party seeking the benefit of the provisions of this paragraph shall, within ten (10) days after the beginning of any such enforced delay, have first notified the other party in writing of the causes and requested an extension for the period of the enforced delay and shall use all reasonable endeavors to minimize the effects of any Event of Force Majeure.

ARTICLE 11.  APPLICABLE LAW
The terms and conditions of this Agreement and the performance thereof shall be interpreted in accordance with and governed by the laws of the State of Delaware and the United States of America.

ARTICLE 12.  DISPUTE RESOLUTION
The parties agree to attempt in good faith to resolve any dispute arising out of or in connection with the performance, operation or interpretation of this Agreement promptly by negotiation between the authorized contacts of the parties.

If a dispute should arise, the authorized contacts will meet at least once and will attempt to resolve the matter. Either authorized contact may request the other to meet within fourteen (14) days, at a mutually agreed time and place. If the matter has not been resolved within thirty (30) days of a request being made for such a meeting, the authorized contacts shall refer the matter to the representatives of the parties who are responsible for matters at the policy or strategic level who shall meet within fourteen (14) days of the end of the thirty (30) day period referred to above, at a mutually agreed time and place.

If the matter has not been resolved within thirty (30) days of a request being made for this meeting, the parties shall proceed as follows:

(a) Any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of the interest and costs, exceeds one million dollars (a "Summary Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (i) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (ii) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (iii) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (iv) waives, and agrees not to plead or to make, any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (v) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it,
     (vi) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute and (vii) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to this Agreement and waives any and all rights to any such jury trial or to seek punitive damages.

(b) In the event any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed One Million Dollars (a "Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Section relating to Summary Proceedings shall apply to such Proceeding.

(c) In the event a Summary Proceeding is not available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the U.S. Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association ("Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located closest to Licensee's principal place of business by three arbitrators, at least one of whom shall be knowledgeable in Active Technology and one of whom shall be an attorney. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least sixty (60) days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but such shall not be sought as a means to avoid or stay arbitration. (d) Licensee hereby designates and appoints The Corporation Trust Company with offices on the date hereof at 1209 Orange Street, Wilmington, DE 19801, as its agent to receive service of process in any Proceeding or Summary Proceeding. NCT hereby designates and appoints Corporation Service Company with offices on the date hereof at 1013 Centre Road, Wilmington, DE 19805, as its agent to receive such service. Each of the parties hereto further covenants and agrees that, so long as this Agreement shall be in effect, each such party shall maintain a duly appointed agent for the service of summonses and other legal processes in the State of Delaware and will notify the other parties hereto of the name and address of such agent if it is no longer the entity identified in this article.

ARTICLE 13.       ANNOUNCEMENTS AND PUBLICITY; INDEPENDENT    CONTRACTORS

Except for any disclosure which may be required by law, including appropriate filings with the Securities Exchange Commission, neither party may use the other's name or disclose the terms of this Agreement without the consent of the other, which consent shall not be unreasonably withheld.

Each party to this Agreement is an independent contractor and neither shall be considered the partner, employer, agent or representative of the other.

ARTICLE 14.  SEVERABILITY
If any part of this Agreement for any reason shall be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which shall remain in full force and effect; provided, however, that in the event a part of this Agreement is declared invalid and the invalidity or enforceability of such part has the effect of materially altering the obligations of any party under this Agreement, the parties agree, promptly upon such declaration being made, to negotiate in good faith to amend this Agreement so as to put such party in a position substantially similar to the position such party was in prior to such declaration.

ARTICLE 15.  RIGHTS OF ASSIGNMENT; SUCCESSORS AND ASSIGNS
Neither NCT nor Licensee shall have any right to assign this Agreement or any of their respective rights or obligations under this Agreement to any third party except by operation of law or with the prior written consent of the other party. In the event Licensee wishes to assign any of its rights or obligations under this Agreement to an Affiliate of Licensee, NCT's consent will not be unreasonably withheld. In the event NCT wishes to assign any of its rights or obligations under this Agreement to an Affiliate of NCT, Licensee's consent will not be unreasonably withheld. The provisions of this Agreement shall inure to the benefit of, or be binding upon, the successors and assigns of each party hereto.

ARTICLE 16.  NOTICES
Any notices under this Agreement shall be in writing and shall be deemed delivered if delivered by personal service, or sent by telecopy or by first class registered or certified mail, or same day or overnight courier service with postage or charges prepaid. Unless subsequently notified in writing in accordance with this Section by the other party, any notice or communication hereunder shall be addressed to NCT as follows:

                  Noise Cancellation Technologies, Inc.
                  1025 West Nursery Road
                  Linthicum, Maryland 21090
                  Attention:  President
                  Telecopy No:  (410) 636-5989

                  to Licensee as follows:

                  NCT Hearing Products, Inc.
                  1025 West Nursery Road
                  Linthicum, Maryland 21090
                  Attn:  President
                  Telecopy no. (410) 636-5989


ARTICLE 17.  TAXES
Licensee  shall be  solely  responsible  for any  sales,  use,  occupational  or privilege taxes, duties, fees or other similar charges imposed by any governmental authority in connection with the manufacture, sale, lease, distribution, use or other disposition by Licensee of Licensed Products or the Licenses granted hereunder. Any other taxes, including income taxes based on royalties and other payments to NCT, shall be the responsibility of NCT.

ARTICLE 18.  INDEMNIFICATION
Each of NCT and Licensee agrees to indemnify, defend, and hold harmless the other party and each of its officers, directors, employees, agents, successors and assigns (hereinafter referred to in the aggregate in this section as "the Indemnified Party") against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and other costs of defense of every kind whatsoever and the aggregate amount of reasonable settlement of any suit, claim or proceeding) which the Indemnified Party may incur or for which the Indemnified Party may become liable on account of any suit, claim or proceeding purporting to be based upon a failure to perform obligations under this Agreement to be performed by the other party (hereafter the "Indemnifying Party") and its employees or agents. The Indemnified Party shall promptly advise the Indemnifying Party of any such suit, claim or proceeding and shall cooperate with the Indemnifying Party in the defense or settlement of such suit, claim or proceedings providing no settlement shall be made without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. In any event, the Indemnified Party shall furnish to the Indemnifying Party such information relating to such suit, claim or proceeding as the Indemnifying Party shall reasonably request for use in defending the same.

ARTICLE 19.  MAINTENANCE AND DEFENSE OF LICENSED PATENTS
Throughout the term of this Agreement, NCT shall maintain in force the Licensed Patents. In this connection, NCT shall promptly pay all costs of any and all continuations, continuations-in-part, divisions, extensions, reissues, re-examinations, or renewals of the Licensed Patents, including, without limitation, the costs and expenses of any and all attorneys, experts or other professionals engaged in connection with any of the foregoing. In addition, NCT shall actively protect the Licensed Patents and shall institute all such suits, actions or proceedings for infringement of any of the Licensed Patents as may be necessary in this regard and shall defend and save harmless Licensee against any suit, damage claim or demand, and any loss, cost or expense suffered as a result thereof (including reasonable attorneys fees), based on actual or alleged infringement of any patent or trademark or any unfair trade practice resulting from the exercise or use of any right or license granted under this Agreement. Unless NCT shall have received the advice of counsel that success on the merits is reasonably certain, NCT shall be excused from its duty to commence and/or may withdraw from any enforcement action under the Licensed Patents and Licensee shall then be free to pursue enforcement of the Licensed Patents in its own name and at its sole expense and risk, but only to the extent such infringement occurs in the Market. In the event NCT fails to protect the Licensed Patents as aforesaid after notice of possible infringement from Licensee, Licensee shall be entitled by itself to take proceedings in the name of and with the cooperation of NCT to restrain any such infringement at Licensee's expense and for Licensee's benefit. In the event NCT fails to defend and save harmless Licensee as herein provided, Licensee shall be entitled by itself to take all action necessary or advisable for its defense and shall be entitled to deduct all costs and expenses incurred in such defense from the amount of any royalties payable under this Agreement to the extent the same have not been covered by any amounts awarded to Licensee under a settlement of or judgment rendered in such proceeding. NCT shall take all such action as may be reasonably requested by Licensee to assist Licensee in the proper prosecution of its defense. Where Licensee proceeds alone and achieves an award from the official enforcement forum in such an action brought by it, Licensee shall be entitled to retain such award. However, any compromise of such enforcement action or concession of invalidity or priority of invention of any patent whether in connection with an enforcement action or any other proceeding shall require NCT's participation and express prior written approval. If NCT has elected to participate in and share in the expense of any such enforcement action, any award shall be shared equally by NCT and Licensee.

Notwithstanding the foregoing, NCT shall have no liability to defend or pay damages or costs to Licensee with respect to any claim of infringement which is based on an implementation not designed by NCT or that is modified by others, or used or combined in a manner not contemplated by the transfer of NCT Technology.

ARTICLE 20.  WARRANTIES
NCT represents and warrants that it has the right, power and authority to enter into this Agreement and to grant the licenses and other rights contained herein to Licensee as herein provided and that none of the same will breach or be in violation of any agreement, license, or grant made with or to any other party by NCT and that to the best of NCT's knowledge and belief the Licensed Patents are valid and do not infringe any other patent issued prior to the date hereof.


ARTICLE 21.  DISCLAIMER
EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NCT HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF THE ACCURACY, RELIABILITY, TITLE, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE LICENSED PATENTS, THE LICENSED TECHNOLOGY, OR THE LICENSED PRODUCTS, OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER. NCT DISCLAIMS ALL OTHER WARRANTIES OR WHATEVER NATURE, EXPRESS OR IMPLIED. NCT DISCLAIMS ALL LIABILITY FOR ANY LOSS OR DAMAGE RESULTING, DIRECTLY OR INDIRECTLY, FROM THE USE OF THE LICENSED PATENTS, THE LICENSED TECHNOLOGY, OR THE LICENSED PRODUCTS, OTHER THAN THOSE ARISING FROM CLAIMS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS DISCLAIMER EMBRACES CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR GOOD WILL, EXPENSES FOR DOWNTIME OR FOR MAKING UP DOWNTIME, DAMAGES FOR WHICH LICENSEE MAY BE LIABLE TO OTHER PERSONS, DAMAGES TO PROPERTY, AND INJURY TO OR DEATH OF ANY PERSONS.

ARTICLE 22.   SCOPE OF THE AGREEMENT
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings of the parties with regard to the subject matter hereof. No interpretation, change, termination or waiver of any provision hereof shall be binding upon a party unless in writing and executed by the other party. No modification, waiver, termination, recession, discharge or cancellation of any right or claim under this Agreement shall affect the right of any party hereto to enforce any other claim or right hereunder.

IN WITNESS THEREOF, Licensee and NCT have executed this Agreement effective as of the date first written above.

NCT HEARING PRODUCTS, INC.

By:    /s/ IRENE LEBOVICS
       ------------------
       Irene Lebovics
Title: President
Date:  July 15, 1998


NOISE CANCELLATION TECHNOLOGIES, INC.

By:    /s/ MICHAEL J. PARRELLA
       -----------------------
       Michael J. Parrella
Title: President
Date:  July 15, 1998

                                    Exhibit A
                                   NCT Patents
Licensed Patents

Patents

HEADSETS
      Generics That Apply


      US 4,783,818 Issued November 8, 1988, entitled "Method of and Means for Adaptively Filtering Screeching Noise Caused by Acoustic Feedback". Provides an identification circuit for dynamically identifying parameters associated only with acoustic feedback, and a correction circuit. For use in communication systems such as hearing aids.

      US 4,862,506 Issued August, 1989, entitled "Monitoring, Testing and Operator Controlling of Active Noise and Vibration Cancellation Systems". It describes a flexible user interface for maintenance and operation of the electronics for noise cancellation. It is in use in the MRI headset product for testing and maintenance.2

      US 5,105,377 Issued April 14, 1992, entitled "Digital Virtual Earth"(DVE). A digital adaptive feedback control system. Instability is prevented by use of a fixed internal model of the physical system. This approach has been used noise canceling headsets industrial mufflers.3

      US 5,418,857 Issued May 23, 1995, entitled "Active Control System for Noise Shaping". The use of an active control system to control the quality of a sound rather than just try to cancel it. Has applications for sound quality control in automobiles.4

      US 5,440,642 Issued August 8, 1995, entitled "Analog Noise Cancellation System Using Digital Optimization of Variable Parameters". A digital control system is used to adjust the response of an analog noise cancellation system and to control tonal components of the noise. Has application to active ear defenders.5

      US 5,481,615 Issued Jan 2, 1996, entitled "Improved Audio Reproduction System". The use of a combination of active noise control and adaptive equalization to improve an audio system. This has particular use in headsets for hi-fi and for telecommunications.6

      US 5,652,799 Issued July 29, 1997, entitled "Noise Reducing System". A control system for selectively reducing tonal noise without the use of reference signal or tachometer signal. Has application to active headsets where speech or other signals must not be canceled.7

HEADSETS

      Application Specific

      US 4,654,871 Issued March 31, 1987, entitled "Method and Apparatus for Reducing Repetitive Noise Entering the Ear". It provides for open-backed headsets wherein a repetitive noise signal detected by a microphone at the headset is nulled by the headphone diaphragm in an adaptive manner. A similar approach to provide a noise-free zone at a seat is described.8

      US 4,701,952 Issued May 26, 1987, entitled "Frequency Attenuation Compensated Pneumatic Headphone and Liquid Tube Audio System for Medical Use". Describes a system for delivering music into a passive headset for MRI patients.

                  Reissued April 27, 1993 as Re. 34,236.

      GB 2,172,769 Issued July 6, 1988, entitled "Improvements in Acoustic Attenuation". An analog active headset utilizing feedforward control.

      GB 2,160,070 Issued December 11, 1985, Entitled "Sound Reproduction System". An analog active headset with a communications input. The communication signal is equalized and mixed with the input and/or output of the feedback control loop. Used in current communications headsets.

      GB 2,172,470 Issued January 11, 1989, entitled "Improvements Relating to Noise Reduction Arrangements". An analog active headset in which a second microphone is used to adjust the feedback gain automatically so as to prevent instability.9

      EP 0,212,840 Issued October 23, 1991, entitled "Noise Reduction Device". An analog active headset in which the feedback gain is automatically adjusted. The adjustment may performed by a digital controller.10

      EP 0,232,096 Entitled "Acoustic Transducer". A closed-back headset in which the ear cup is vented to improve low frequency performance. 11

      EP 0,192,379 Entitled "Improvements Relating to Noise Reduction Arrangements". A closed-back active headset which uses an additional loudspeaker connected to the headset by a tube. The tube acts as an acoustic low pass filter which prevents noise caused by any non-linear distortions of the loudspeaker from reaching the ear.12

      US 4,953,217 Issued August 28, 1990, entitled "Noise Reduction System". An analog active headset which includes a device to reduce the effect of low frequency sound buffeting.13

      US 5,452,361 Issued September 19, 1995, entitled "Reduced VLF Overload Susceptibility Active Noise Cancellation Headset". In an analog feedback headset, an extra microphone is used to detect very low frequency (VLF) sound and subtract it from the feedback signal. This removes the VLF component without the need for extra high pass filtering - which would introduce delay and therefore reduce performance.14

      US 5,313,945 Issued May 24, 1994, entitled "Active Attenuation System for Medical Patients". Active ear defender for MRI patients in which the sound in the headset is monitored through hollow plastic tubes and anti-noise is supplied to the headset through hollow plastic tubes. Used in the MRI headset product.15

      US 5,375,174 Issued December 20, 1993, entitled "Remote Siren Headset". An active headset for use in emergency vehicles in which the control system is separated from the headset and communicates remotely. This allows the headset to be more portable, have longer battery life, and allows a single controller to control several headsets.

      US 5,604,813 Issued February 18, 1997, entitled "Industrial Headset". A communications headset which provides active noise cancellation without interruption of normal communication. A bridge circuit is used to by-pass the ANC circuit as required, and the communications signal is boosted when the ANC system is in operation.16

      US 5,699,436 Issued December 16, 1997, entitled "Hands Free Noise Canceling Headset". The use of the residual microphones in an active noise canceling headset system to pick up the speech of the wearer for use with communication systems.17

      US 5,815,582 Issued September 29, 1998, entitled "Active Plus Selective Headset". The use of an open back headset and a feedforward noise cancellation system to provide comfort and enhanced communications for the user.18


Patents Pending Under Filed Applications

      Patents Pending

      (268) Headset: Filed September 7, 1995. The use of a dome to cover the front of a loudspeaker in an active headset, thereby obtaining a more consistent acoustic response. This enables higher feedback gain to be used and results in improved cancellation performance.

      (271) Active Headset: Filed April 30, 1997. Active headset canceling external noise in both the higher and lower frequency ranges while reducing the subjective pressure felt within the ears by the user. A bridge amplifier circuit is used which is user adjustable without reducing the breadth of the given frequency range over which noise reduction is effective.

      (272) Noise Cancellation System for Active Headsets: Filed August 18, 1997. This invention relates generally to a noise cancellation system for active headsets, and more particularly to an active headset capable of compatibility with existing socket configurations of an external device and capable of powering active noise cancellation circuitry whether or not resident in the active headset.

      (373) Variable Gain Active Noise Cancellation System with Improved Residual Noise Sensing: Filed June 23, 1993. In an active headset, the error microphone is displaced radially with respect to the loudspeaker so as to measure a sound more closely related to that at the ear. Additional features, such as side perforations, are used to obtain improved and more robust performance.

      (617) Cushioned Earphones: Filed March 18, 1998. Use of auxetic foam in headset ear cushions which more readily moulds around irregularities in the shape of the ear and so reduces air leaks.

      (618) Headset for Aircraft: Filed March 18, 1998. An active noise reduction headset for use by aircraft passengers. Each earphone comprises at least two parts, one carried by the headband, the other part connecting both mechanically and electrically to the first part. Components requiring frequent replacement are carried by one part and the other part is available for re-use.

Disclosures for Which Patent Applications may be Filed

A Non-Adaptive Variable Response Active Headset Hearing Aid Occlusion Effect Elimination Active Safety Plugs and Hearing Aids Piezoelectric Transducers for Hearing Aid Applications Filled Cavity Hearing Aid Hearing Aid with Piezoelectric Inserts

                                    Exhibit B
                               Licensed Technology
[Should be limited to that NCT technology to be used in "Licensed Products"]

                                    Exhibit C
                                    Royalties


Unit Royalties (Article 3.2) shall be at the rate of 6.0%. Sublicensing Royalties (Article 3.3) shall be at the rate of 50%.



--------
1 If other than to the record holder of the Series D Preferred Shares, any applicable transfer tax must be paid by the undersigned.
2 Issued in Canada
3 Issued in Australia, Canada, Korea
      Pending in Europe,  Japan
4 Pending in Canada, Europe and Japan
5 Pending in Canada, Europe and Japan
6 Pending in Canada, Europe
7 Issued in Australia, Canada, Europe (France, Germany, Italy, Netherlands, Sweden, UK)
   Pending in Japan
8 Issued in Australia, Austria, France, Germany, Netherlands, Norway, S. Africa, Sweden, Switzerland, UK
9 Issued in Austria, Belgium, Switzerland, Germany, France, Italy, Netherlands, Sweden, Luxembourg
10 Issued in Austria, Belgium, Switzerland, Germany, France, Italy, Luxembourg, Netherlands, Sweden, UK
11 Issued in Austria, Belgium, Switzerland, Germany, Spain France, Greece, Italy, Luxembourg, Netherlands, Sweden, UK
12 Issued in Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Sweden, Switzerland, UK
13 Issued in Australia, Austria, Belgium, Canada, France, Germany, Italy, Luxembourg, Netherlands, Sweden, Switzerland, UK
14 Pending in Europe
15 Issued in Canada and Korea
16 Pending in Europe, Canada, Japan
17 Pending in Canada and Europe
18 Pending in Canada, Europe